EXHIBIT C

                                    AGREEMENT

     THIS AGREEMENT ("AGREEMENT"), dated the 7th day of December, 2007 ("EFFECTIVE DATE"), is made by and between Fair Isaac Corporation, a Delaware corporation (the "COMPANY"), on the one hand, and Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"), Castlerigg Master Investments Ltd., a British Virgin Islands company ("CASTLERIGG MASTER INVESTMENTS"), Castlerigg International Limited, a British Virgin Islands company ("CASTLERIGG INTERNATIONAL"); Castlerigg International Holdings Limited, a British Virgin Islands company ("CASTLERIGG HOLDINGS"); Castlerigg Global Select Fund Limited, a Cayman Islands exempted company ("CASTLERIGG GLOBAL SELECT"); CGS, Ltd., a Cayman Islands exempted company ("CGS"); and Castlerigg GS Holdings, Ltd., a Cayman Islands exempted company ("CGSH", and collectively with SAMC, Castlerigg Master Investments, Castlerigg International, Castlerigg Holdings, Castlerigg Global Select, CGS, and CGSH, the "SANDELL GROUP"), on the other hand.

     WHEREAS, the Sandell Group has filed a Schedule 13D with the Securities and Exchange Commission (the "SEC") on June 29, 2007, as amended on October 12, 2007 and as may be amended from time to time (the "SCHEDULE 13D");

     WHEREAS, the Company is willing to undertake changes to the composition of the Company's Board of Directors (the "BOARD") as set forth herein; and

     WHEREAS, the Company and the Sandell Group have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:



     1. REPRESENTATIONS AND WARRANTIES OF THE SANDELL GROUP. The Sandell Group hereby represents and warrants to the Company as follows:

          (a) The Sandell Group has beneficial ownership of 2,874,000 shares of common stock of the Company and has full power and authority to enter into this Agreement and to bind the entire number of shares of the common stock of the Company which it holds, or may hold, including any shares purchased in the future, to the terms of this Agreement.

          (b) This Agreement constitutes a valid and binding agreement of the Sandell Group. Except that Thomas E. Sandell may be deemed to beneficially own shares of the Company and except as set forth in Section 1(a) hereof, no "affiliate" or "associate" (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of the Sandell Group beneficially owns any shares or rights to acquire shares of common stock of the Company.


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     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Sandell Group, as follows:

          (a) The Company has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Company has been duly authorized by the Board and requires no further Board or stockholder action, other than amendment of the bylaws of the Company to increase the size of the Board by two members.

          (b) This Agreement constitutes a valid and binding obligation of the Company and the performance of its terms does not constitute a violation of its certificate of incorporation or bylaws.

     3. DIRECTORSHIPS. The Company agrees that:

          (a) following the execution of this Agreement and prior to filing the definitive proxy statement in connection with the Company's 2008 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the "2008 ANNUAL MEETING"), the Board, at a duly convened meeting of directors, will take all necessary action to increase the size of the Board by two members;

          (b) Nick Graziano (the "SANDELL NOMINEE") will be nominated by the Board as a director at the 2008 Annual Meeting;

          (c) Allan Loren (the "ADDITIONAL NOMINEE" and together with the Sandell Nominee, the "NOMINEES"), will be nominated by the Board as a director at the 2008 Annual Meeting;

          (d) the Company's Board will recommend a vote "for" the Nominees at the 2008 Annual Meeting, and shall solicit its stockholders to vote for such Nominees;

          (e) proxies solicited by the Company's Board will be voted "for" the Nominees at the 2008 Annual Meeting; and

          (f) during his term of office as a director, the Sandell Nominee and the Additional Nominee may each be replaced by another designee of the Sandell Group who is reasonably acceptable to the Company's Board in the event that the Sandell Nominee or the Additional Nominee dies, is unable to perform his duties as a director, or, in the case of the Sandell Nominee, is no longer associated with the Sandell Group.

     4. VOTING AT MEETINGS OF STOCKHOLDERS.

          (a) At the 2008 Annual Meeting, the Sandell Group shall cause all of the shares of the Company common stock beneficially owned by it to be present for quorum purposes and to be voted:

               (i) For each of (A) the Nominees and (B) the other candidates recommended by the Board in the Schedule 14A filed by the Company with the SEC for election to the Board (the "COMPANY NOMINEES"); PROVIDED that the Company Nominees are each either current members of the Board or otherwise reasonably acceptable to the Sandell Group; and

               (ii) for the ratification of the selection of the Company's independent auditors.



     5. THE SANDELL GROUP'S PROHIBITED CONDUCT. During the period commencing with the execution of this Agreement and ending on the earlier to occur of (a) the date that is eighty (80) days prior to the date of the Company's 2009 Annual Meeting of Stockholders (PROVIDED, HOWEVER, that if the Board takes any action to amend the Company's restated bylaws in such a manner as to increase the time period prior to the 2009 Annual Meeting of Stockholders by which a holder of the Company's common stock must provide timely notice to the Company of (i) its nomination of a person or persons to the Board at a meeting of the Company's stockholders, (ii) or of its proposal to bring business before a meeting of the Company's stockholders (clause (i) and (ii) together, the "STOCKHOLDER MATTERS"), then the Standstill Period (as defined herein) shall expire ten (10) days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters), and (b) a material breach by the Company of its obligations under this Agreement (the "STANDSTILL PERIOD"), neither the Sandell Group nor any of its controlled affiliates shall, without the prior written consent of the Company:

          (a) acquire or agree to acquire, or publicly offer or propose to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof; PROVIDED, HOWEVER, that nothing herein shall limit the ability of the Sandell Group to (i) transfer any voting securities or direct or indirect rights or options to acquire any voting securities of the Company to any of its controlled affiliates, so long as such any such controlled affiliates agree to be bound by the terms of this Agreement and execute a joinder agreement to this Agreement, in the form attached hereto as Exhibit A (a "JOINDER AGREEMENt"), (ii) enter into any swap or other arrangement whereby it acquires the economic consequences of ownership of the common stock without also acquiring the voting or other rights, privileges or powers associated with the ownership of the underlying common stock, or (iii) subject to applicable law, including federal securities laws prohibiting insider trading, acquire up to ten percent (10%) of the outstanding shares of Company common stock;

          (b) other than as provided in this Agreement, seek or propose to influence or control the management or the policies of the Company (PROVIDED that the Nominees' actions (or those of their replacements as contemplated by Section 3) as members of the Board shall not be deemed to violate the foregoing) or to obtain representation on the Board (other than the nomination of the Nominees), directly or indirectly engage in any activities in opposition to the recommendation of the Board (including the recommendation of the Nominees and the Company Nominees as directors to be elected at the 2008 Annual Meeting), submit any proposal (whether pursuant to Rule 14a-8 or otherwise) or nomination of a director or directors for stockholder action, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any voting securities of the Company, PROVIDED, HOWEVER, that the foregoing shall not prohibit the Sandell Group from (i) making


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     public statements (including statements contemplated by Rule
     14a-1(1)(2)(iv) under the Exchange Act), or (ii) engaging in discussions with other stockholders or (iii) soliciting, or encouraging or participating in the solicitation of, proxies or consents with respect to voting securities of the Company (so long as such discussions are in compliance with subsection (d) hereof (clauses (i), (ii) and (iii), together, "PERMITTED ACTIONS") with respect to any transaction that has been publicly announced by the Company involving (1) the recapitalization of the Company, (2) an acquisition, disposition or sale of assets or a business by the Company where (A) the consideration to be received or paid in such transaction exceeds $400 million or (B) requires approval by the holders of common stock of the Company, or (3) a change of control of the Company (each, a "MATERIAL TRANSACTION"), PROVIDED, FURTHER, that in the event that one of the Nominees votes against an acquisition, disposition or sale of assets or a business by the Company, which is neither a Material Transaction nor an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction is less than $125 million, at the Board meeting approving such transaction, the Company will make a public statement that such Nominee so voted;

          (c) make any public announcement with respect to, or publicly offer to effect, seek or propose (with or without conditions) a merger, consolidation, business combination or other extraordinary transaction with or involving the Company or any of its subsidiaries or any of its or their securities or assets, PROVIDED, HOWEVER, that nothing in this subsection
     (c) shall restrict the Sandell Group from taking Permitted Actions with respect to a Material Transaction;

          (d) (i) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder, other than a "group" that includes all or some lesser number of persons identified as members of the Sandell Group, or
     (ii) enter into any negotiations, arrangements or understandings with any third parties, other than members of the Sandell Group solely with respect to the existing members of the Sandell Group, in connection with becoming a "group" as defined in Section 13(d)(3) of the Exchange Act;

          (e) publicly disparage any member of the Board or management of the Company; or

          (f) publicly seek or request permission to do any of the foregoing, request to amend or waive any provision of this Section 5 (including, without limitation, any of clauses (a)-(e) hereof), or make or seek permission to make any public announcement with respect to any of the foregoing.

     6. TRANSFER RESTRICTIONS. The Sandell Group agrees that, during the Standstill Period, it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend (other than in a customary commingled brokerage account in the ordinary course of business), or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable, directly or indirectly, for common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise (any such action a "TRANSFER"), in each case without the prior written consent of the Company; PROVIDED that the foregoing shall not restrict the

Sandell Group from (i) a Transfer of any shares to a controlled affiliate which agrees to be bound by the terms of this Agreement and executes a Joinder Agreement, (ii) subject to compliance with law, the Transfer of shares in either
(1) brokers' transactions (within the meaning of Rule 144(g) of the Securities Act of 1933 (the "SECURITIES ACT")), but not in transactions directly with a market maker (as defined in Section 3(a)(38) of the Exchange Act), or (2) private Transfers (including transactions with, or indirectly through, a market maker), in a single Transfer or series of related Transfers, so long as the Sandell Group, at the time of such Transfer, does not have actual knowledge, after reasonable inquiry, that such Transfer or series of Transfers would result in the ultimate purchaser of such shares of common stock from the Sandell Group beneficially owning, together with its affiliates, following such Transfer or Transfers, in excess of five percent (5%) of the Company's common stock in the aggregate, or (iii) Transfers made pursuant to (x) tender offers in respect of the Company's common stock made by the Company or any third party, or (y) repurchase offers in respect of the Company's common stock made directly with the Company.

     7. RESIGNATION. Each of the Nominees shall immediately tender his resignation from the Board, if requested by the Board as a result of a majority vote of the directors, other than the Nominees, in favor of such resignations from the Board, in the event that the Sandell Group's beneficial ownership of the Company's common stock becomes less than three percent (3%) of the outstanding shares of common stock of the Company as a result of a Transfer or series of Transfers by the Sandell Group.

     8. NONDISPARAGEMENT. The Company shall not publicly disparage any member of the management of the Sandell Group.

     9. PUBLIC ANNOUNCEMENT. The parties shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release in the form attached hereto as Exhibit B; however, neither party shall disclose the existence of this Agreement until the press release is issued.

     10. REMEDIES. The Company and the Sandell Group acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. In the event either party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

     11. NOTICES. All notice requirements and other communications shall be deemed given when delivered or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to the Company, SAMC, Castlerigg Master Investments, Castlerigg International, Castlerigg Holdings, Castlerigg Global Select, CGS, CGSH and Mr. Sandell as follows:

          THE COMPANY:
          Fair Isaac Corporation
          901 Marquette Avenue, Suite 3200
          Minneapolis, MN 55402-3232
          Facsimile:  [Fax number]
          Attention:  General Counsel

          With a copy to (which shall not constitute notice):

          Skadden, Arps, Slate, Meagher & Flom LLP
          525 University Avenue, Suite 1100
          Palo Alto, California 94301
          Facsimile:  (650) 470-4500
          Attention:  Kenton J. King
                      Celeste E. Greene

          THE SANDELL GROUP:
          Sandell Asset Management Corp.
          40 W 57th Street, 26th Floor
          New York, NY 10019
          Facsimile:  [Fax number]
          Attn: General Counsel

          with copies to (which shall not constitute notice):

          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, NY 10022
          (212) 593-5955
          Attention:  Marc Weingarten


     12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

     13. COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     14. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

     16. SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     17. SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

     18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

     19. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     20. FURTHER ACTION. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

     21. CONSENT TO JURISDICTION. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any state court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

     22. EXPENSES. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.



                            [SIGNATURE PAGE FOLLOWS]

          The Company and the Sandell Group each indicate its agreement with the foregoing by signing and returning one copy of this agreement, whereupon this letter agreement will constitute their agreement with respect to the subject matter hereof.



Accepted to and agreed, as of the date
first written above:

Fair Isaac Corporation


By:  /s/ Mark N. Greene
    ----------------------------------
Name:   Mark N. Greene
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



Sandell Asset Management Corp.


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



Castlerigg Master Investments Ltd.


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



Castlerigg International Limited


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------

Castlerigg International Holdings Limi


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



Castlerigg Global Select Fund Limited


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



CGS, Ltd.


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------



Castlerigg GS Holdings, Ltd.


By:  /s/ Thomas E. Sandell
    ----------------------------------
Name:   Thomas E. Sandell
      --------------------------------
Title:  Chief Executive Officer
      --------------------------------

                                    EXHIBIT A

                            FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement, dated as of December 7, 2007, by and among Fair Isaac Corporation, a Delaware corporation (the "Company"), Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"), Castlerigg Master Investments Ltd., a British Virgin Islands company ("Castlerigg Master Investments"), Castlerigg International Limited, a British Virgin Islands company ("Castlerigg International"); Castlerigg International Holdings Limited, a British Virgin Islands company ("Castlerigg Holdings"); Castlerigg Global Select Fund Limited, a Cayman Islands exempted company ("Castlerigg Global Select"); CGS, Ltd., a Cayman Islands exempted company ("CGS"); and Castlerigg GS Holdings, Ltd., a Cayman Islands exempted company ("CGSH" and collectively with SAMC, Castlerigg Master Investments, Castlerigg International, Castlerigg Holdings, Castlerigg Global Select, CGS, and CGSH, the "Sandell Group") (the "Agreement"). By executing this joinder agreement, the undersigned hereby agrees to be, and shall be, deemed a member of the "Sandell Group" for all purposes of the Agreement, entitled to the rights and subject to the obligations thereunder with respect to the voting securities of the Company acquired from the Sandell Group.

The address and facsimile number to which notices may be sent to the undersigned is as follows:




                        Facsimile No.:



By: ____________________________________

Name: __________________________________

Title: _________________________________

Date: __________________________________